Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FOURTH QUARTER 2025

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 29, 2026 - Covenant Logistics Group, Inc. (NYSE: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the fourth quarter ended December 31, 2025. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Friday, January 30, 2026.

Chairman and Chief Executive Officer, David R. Parker, commented: “Our fourth quarter resulted in a loss of $0.73 per diluted share, driven by impairment charges to goodwill and equipment and elevated insurance expense, each discussed below.  Excluding these charges our non-GAAP adjusted results reflect income of $0.31 per diluted share.

“Our adjusted results were in line with our expectations, with operating positives and negatives roughly offsetting.  A seasonal uplift in volume provided some benefit, which was largely offset by the longest U.S. government shut down in history that affected our specialized team operation, increased costs of securing capacity in our Managed Freight segment, and start-up costs in Warehousing for a new location in November.

“Our plan for 2026 includes continued reallocation of capital to better returning operations while positioning for an expected improvement in freight fundamentals.  During the first half of the year, we expect to exit unprofitable business relationships, moderately reduce our total truckload fleet (while growing the most profitable components), improve free cash flow and deleverage our balance sheet.  We will be opportunistic in investing in areas that differentiate us from other carriers, focusing on high value and high service requirement freight. Our truckload business requires substantial capital and carries significant risks, and we need to seek and execute on business where the returns justify continued reinvestment.

“While tightly managing our asset-based fleet, we recently expanded our logistics platform and ability to flex with market demand by acquiring the assets of an approximately $130 million revenue truckload brokerage business, which we are operating under the brand “Star Logistics Solutions.” In the acquisition, we picked up an enviable customer list and great people with strong capability in both consumer retail and disaster relief sectors where we historically have lacked exposure.  We expect the consumer retail expertise will allow us to access more freight that we currently do not serve and afford upside leverage to a future freight market recovery. In addition, the disaster recovery market is highly specialized and synergistic with our Expedited business and offers occasional, high volume and high margin opportunities. We’re proud to welcome this new team to Covenant.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $3.1 million, or $0.09 per share, was comparable to the 2024 quarter of $3.0 million, or $0.08 per share.”

Fourth Quarter Financial Performance:
	Three Months Ended December 31,		Year Ended December 31,
($000s, except per share information)	2025	2024	2025	2024
Total Revenue	$295,374	$277,331	$1,164,472	$1,131,476
Freight Revenue, Excludes Fuel Surcharge	$270,644	$251,145	$1,059,235	$1,013,941
Operating (Loss) Income	$(24,179)	$8,613	$2,937	$44,760
Adjusted Operating Income (1)	$10,882	$17,943	$51,735	$70,740
Operating Ratio	108.2%	96.9%	99.7%	96.0%
Adjusted Operating Ratio (1)	96.0%	92.9%	95.1%	93.0%
Net (Loss) Income	$(18,257)	$6,720	$7,239	$35,921
Adjusted Net Income (1)	$8,032	$13,687	$41,252	$54,977
(Loss) Earnings per Diluted Share	$(0.73)	$0.24	$0.27	$1.30
Adjusted Earnings per Diluted Share (1)	$0.31	$0.49	$1.53	$1.98

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended December 31,		Year Ended December 31,
($000s, except statistical information)	2025	2024	2025	2024
Combined Truckload
Total Revenue	$188,943	$190,418	$776,474	$780,875
Freight Revenue, excludes Fuel Surcharge	$164,355	$164,479	$671,844	$664,484
Segment Operating Income(1)	$10,705	$19,121	$41,112	$86,520
Adj. Seg. Operating Income(2)	$9,168	$10,529	$34,943	$47,814
Segment Operating Ratio(1)	94.3%	90.0%	94.7%	88.9%
Adj. Seg. Operating Ratio(2)	94.4%	93.6%	94.8%	92.8%
Average Freight Revenue per Tractor per Week	$5,327	$5,444	$5,416	$5,613
Average Freight Revenue per Total Mile	$2.61	$2.48	$2.54	$2.41
Average Miles per Tractor per Period	26,812	28,795	110,971	121,935
Weighted Average Tractors for Period	2,347	2,299	2,379	2,264

Expedited
Total Revenue	$86,669	$98,666	$373,294	$416,461
Freight Revenue, excludes Fuel Surcharge	$73,556	$83,816	$317,218	$346,697
Segment Operating Income(1)	$2,991	$11,967	$21,126	$47,940
Adj. Seg. Operating Income(2)	$2,064	$6,677	$16,934	$24,295
Segment Operating Ratio(1)	96.5%	87.9%	94.3%	88.5%
Adj. Seg. Operating Ratio(2)	97.2%	92.0%	94.7%	93.0%
Average Freight Revenue per Tractor per Week	$6,718	$7,291	$7,143	$7,416
Average Freight Revenue per Total Mile	$2.06	$2.13	$2.10	$2.09
Average Miles per Tractor per Period	42,774	45,036	177,114	185,340
Weighted Average Tractors for Period	833	875	852	894

Dedicated
Total Revenue	$102,274	$91,752	$403,180	$364,414
Freight Revenue, excludes Fuel Surcharge	$90,799	$80,663	$354,626	$317,787
Segment Operating Income(1)	$7,714	$7,154	$19,986	$38,580
Adj. Seg. Operating Income(2)	$7,104	$3,852	$18,009	$23,519
Segment Operating Ratio(1)	92.5%	92.2%	95.0%	89.4%
Adj. Seg. Operating Ratio(2)	92.2%	95.2%	94.9%	92.6%
Average Freight Revenue per Tractor per Week	$4,561	$4,310	$4,453	$4,436
Average Freight Revenue per Total Mile	$3.32	$3.01	$3.13	$2.88
Average Miles per Tractor per Period	18,029	18,818	74,076	80,556
Weighted Average Tractors for Period	1,514	1,424	1,527	1,370

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, impairment of goodwill, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President commented on truckload operations, “For the quarter, total revenue in our truckload operations slightly decreased 0.8%, to $188.9 million.  The decrease in total revenue consisted of $0.1 million less freight revenue and $1.4 million less fuel surcharge revenue, which varies with the cost of fuel.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $10.3 million, or 12.2%. Average total tractors decreased by 42 units or 4.8% to 833, compared to 875 in the prior year quarter. Average freight revenue per tractor per week decreased 7.8% as a result of a 5.0% decrease in utilization and a 3.3% decrease in freight revenue per total mile. Negative mix associated with the government shutdown contributed to the revenue per mile decline.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $10.1 million, or 12.6%. Average total tractors increased by 90 units or 6.3% to 1,514, compared to 1,424 in the prior year quarter. Average freight revenue per tractor per week increased 5.8% as a result of a 10.3% increase in freight revenue per total mile, partially offset by a 4.2% decrease in utilization. Positive mix associated with growing our specialized agriculture capacity and shrinking more commoditized capacity contributed to the increase in revenue per mile.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “On a non-GAAP adjusted basis, operating expenses increased approximately 14 cents per total mile or 6% as a result of year over year business mix changes, as well as the continuation of inflationary cost pressures, particularly with compensation and equipment related costs.

“Salaries, wages, and related expenses increased by $0.06 per total mile, representing a year-over-year growth of approximately 5%. This rise is primarily attributable to the expanded scale of our dedicated agriculture supply chain operations and the strategic reduction in commoditized freight across both the expedited and dedicated fleets. As we transition our business mix toward higher-value, specialized freight, we recognize that our cost structure, including driver compensation, will trend upward accordingly. These specialized segments necessitate investment in skilled personnel and maintenance resources due to the operational demands of heavier loads and shorter hauls, which elevate our per-mile costs. Additionally, as the freight market improves and the driver market tightens, we anticipate driver pay to continue to rise.

“Equipment related expenses, including operations and maintenance, leased revenue equipment and depreciation and amortization expense, increased approximately $0.07 cents per total mile, or approximately 12%, compared to the prior year.  This increase is a result of multiple factors, including escalating costs to acquire new equipment, a soft used equipment market, and excess unproductive equipment in the quarter, as well as year over year business mix changes between our Expedited and Dedicated fleets.

Managed Freight Segment
	Three Months Ended December 31,		Year Ended December 31,
($000s)	2025	2024	2025	2024
Freight Revenue	$80,186	$62,271	$286,806	$248,939
Segment Operating Income (1)	$1,203	$5,421	$12,166	$14,905
Adj. Seg. Operating Income (2)	$1,007	$5,152	$11,563	$13,996
Segment Operating Ratio (1)	98.5%	91.3%	95.8%	94.0%
Adj. Seg. Operating Ratio (2)	98.7%	91.7%	96.0%	94.4%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

“For the quarter, Managed Freight achieved a 28.8% year over year increase in freight revenue, primarily attributable to the integration of assets acquired during the period now operating as Star Logistics Solutions. However, segment operating income and adjusted segment operating income were negatively impacted compared to the same quarter last year due to heightened costs associated with securing capacity during peak season. Freight volumes and capacity costs are not expected to remain as elevated in the first quarter due to normal seasonality. However, the significant market tightening in the fourth quarter could be an indicator of stronger freight fundamentals later in the year.

Warehousing Segment
	Three Months Ended December 31,		Year Ended December 31,
($000s)	2025	2024	2025	2024
Freight Revenue	$25,519	$24,395	$99,948	$100,518
Segment Operating Income (1)	$1,440	$2,866	$7,699	$11,403
Adj. Seg. Operating Income (2)	$707	$2,260	$5,229	$8,934
Segment Operating Ratio (1)	94.4%	88.4%	92.3%	88.8%
Adj. Seg. Operating Ratio (2)	97.2%	90.7%	94.8%	91.1%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased $1.1 million, while segment operating income and adjusted segment operating income declined by $1.4 million and $1.6 million, respectively, compared to the fourth quarter of 2024. The onboarding of a significant new customer contributed to incremental revenue in this segment; however, the associated startup expenses and operational inefficiencies more than offset the additional revenue.  Looking ahead, as activities within this startup normalize, we expect operating income margins to recover to the high-single digit range.

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At December 31, 2025, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $76.7 million to approximately $296.3 million as compared to December 31, 2024. In addition, our net indebtedness to total capitalization increased to 42.3% at December 31, 2025, from 33.4% at December 31, 2024.

“The increase to net indebtedness in the year is primarily attributable to $46.3 million in acquisition-related payments and $36.2 million of stock repurchases. Our immediate priority in 2026 is to use proceeds from the sale of excess equipment to paydown debt.

“At December 31, 2025, we had cash and cash equivalents totaling $4.9 million. Under our ABL credit facility, we had $30.0 million outstanding borrowings, undrawn letters of credit outstanding of $19.9 million, and immediate available borrowing capacity of $53.3 million.

“At the end of the quarter, we had $26.1 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors increased to 24 months compared to 20 months a year ago. Given the mix change between our high mileage expedited fleet and lower mileage dedicated fleets, going forward, we anticipate the average age of our equipment to range from 24 to 26 months.

“Our expectations for net capital equipment expenditures in 2026 is $40 million to $50 million, which is a significant reduction compared to 2025 due to purchasing significantly fewer new tractors in the year than we are selling.”

Impairment and Other Adjustments

Mr. Grant continued, “The fourth quarter included approximately $19.4 million of non-cash impairment charges relating to goodwill and tractors pulled from service as we continue to evaluate and exit unprofitable accounts in both our Expedited and Dedicated fleets.  Additionally, we recorded $11.6 million in claims costs primarily related to the settlement of an auto liability claim in insurance layers with shared retention. Other adjustments are more typical including non-cash amortization of intangibles and acquisition-related expenses. These charges are summarized below and have been adjusted out of our non-GAAP results as shown in the reconciliation schedules following the release.

Expense items:
Acquisition related transaction costs	$ 0.4 million
Impairment of goodwill	$ 10.7 million
Large claims settlement	$ 11.6 million
Impairment of revenue equipment and related charges	$ 8.7 million
Non-cash intangibles amortization and contingent consideration adjustments	$ 3.7 million
Total Fourth Quarter Adjustments	$ 35.1 million

Outlook

Mr. Parker concluded, “I am positive about Covenant’s outlook as we enter a year full of challenge and opportunity. Challenge because we need to do more with the assets we have.  Opportunity because our high-value pipeline and ability to capitalize on a freight recovery are as strong as ever.  After a few years of using our balance sheet to fundamentally change our company, and buy back our shares at an attractive value, we look to operate more efficiently, refine our capital allocation, de-lever, and look for the next opportunity.”

Conference Call Information

The Company will host a live conference call tomorrow, January 30, 2026, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating (loss) income, segment operating income, operating ratio, segment operating ratio, net (loss) income, and (loss) earnings per diluted share, we use adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share are not substitutes for operating (loss) income, segment operating income, operating ratio, segment operating ratio, net (loss) income, and (loss) earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating (loss) income, segment operating income, operating ratio, segment operating ratio, net (loss) income, and (loss) earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “continue,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to equipment age, net capital expenditures and related priorities, benefits, and returns, capital allocation alternatives, expectations for the general freight market, our ability to achieve our desired business mix, the driver market, including driver pay and recruiting, the expected impact of our acquisition of the assets of a brokerage business operating under the brand “Star Logistics Solutions,” future insurance and claims expense, margin, and return on capital, future repurchases under the stock repurchase program, if any, progress toward our strategic goals and the expected impact of achieving such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflicts in Ukraine and the Middle East, expansion of such conflicts to other areas or countries or similar conflicts, as well as rising tensions between China and Taiwan, could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; Receipt of an unfavorable Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Regulatory changes related to climate change could increase our costs significantly; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Conflicting views on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; A large-scale outbreak of avian flu or related illness among the nation’s poultry flock may adversely affect the revenues of our Dedicated segment; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; Changes in taxation could lead to an increase of our tax exposure; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended December 31,			Year Ended December 31,
($s in 000s, except per share data)	2025	2024	% Change	2025	2024	% Change
Revenues
Freight revenue	$270,644	$251,145	7.8%	$1,059,235	$1,013,941	4.5%
Fuel surcharge revenue	24,730	26,186	(5.6%)	105,237	117,535	(10.5%)
Total revenue	$295,374	$277,331	6.5%	$1,164,472	$1,131,476	2.9%

Operating expenses:
Salaries, wages, and related expenses	109,393	105,796		433,238	423,319
Fuel expense	26,629	27,391		112,292	115,981
Operations and maintenance	17,405	14,858		69,573	61,696
Revenue equipment rentals and purchased transportation	80,207	60,362		286,711	254,302
Operating taxes and licenses	3,450	3,083		13,776	11,954
Insurance and claims	23,356	15,066		70,125	59,845
Communications and utilities	1,799	1,402		6,379	5,407
General supplies and expenses	15,061	18,809		59,185	66,053
Depreciation and amortization	31,352	22,069		99,221	86,529
Loss on disposition of property and equipment, net	203	(118)		337	1,630
Impairment of goodwill	10,698	-		10,698	-
Total operating expenses	319,553	268,718		1,161,535	1,086,716
Operating (loss) income	(24,179)	8,613		2,937	44,760
Interest expense, net	3,260	3,235		12,055	13,576
Income from equity method investment	(3,087)	(2,950)		(14,709)	(14,713)
(Loss) income from continuing operations before income taxes	(24,352)	8,328		5,591	45,897
Income tax (benefit) expense	(6,095)	1,758		1,181	10,576
(Loss) income from continuing operations	(18,257)	6,570		4,410	35,321
Income from discontinued operations, net of tax	-	150		2,829	600
Net (loss) income	$(18,257)	$6,720		$7,239	$35,921

Basic (loss) earnings per share (1)
(Loss) income from continuing operations	$(0.73)	$0.25		$0.17	$1.35
Income from discontinued operations	$-	$0.01		$0.11	$0.02
(Loss) net income per basic share	$(0.73)	$0.26		$0.28	$1.37
Diluted (loss) earnings per share (1)
(Loss) income from continuing operations	$(0.73)	$0.24		$0.16	$1.27
Income from discontinued operations	$-	$0.01		$0.11	$0.02
Net (loss) income per diluted share	$(0.73)	$0.24		$0.27	$1.30
Basic weighted average shares outstanding (000s)	25,048	26,402		25,648	26,307
Diluted weighted average shares outstanding (000s)	26,216	27,900		26,909	27,714

(1)	Total may not sum due to rounding.

	Segment Freight Revenues
	Three Months Ended December 31,			Year Ended December 31,
($s in 000's)	2025	2024	% Change	2025	2024	% Change
Expedited - Truckload	$73,556	$83,816	(12.2%)	$317,218	$346,697	(8.5%)
Dedicated - Truckload	90,799	80,663	12.6%	354,626	317,787	11.6%
Combined Truckload	164,355	164,479	(0.1%)	671,844	664,484	1.1%
Managed Freight	80,186	62,271	28.8%	286,806	248,939	15.2%
Warehousing	25,519	24,395	4.6%	99,948	100,518	(0.6%)
Other	584	-	100.0%	637	-	100.0%
Consolidated Freight Revenue	$270,644	$251,145	7.8%	$1,059,235	$1,013,941	4.5%

	Truckload Operating Statistics
	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Average freight revenue per loaded mile	$3.15	$2.91	8.2%	$3.02	$2.77	9.0%
Average freight revenue per total mile	$2.61	$2.48	5.2%	$2.54	$2.41	5.4%
Average freight revenue per tractor per week	$5,327	$5,444	(2.1%)	$5,416	$5,613	(3.5%)
Average miles per tractor per period	26,812	28,795	(6.9%)	110,971	121,935	(9.0%)
Weighted avg. tractors for period	2,347	2,299	2.1%	2,379	2,264	5.1%
Tractors at end of period	2,315	2,307	0.3%	2,315	2,307	0.3%
Trailers at end of period	7,280	6,445	12.9%	7,280	6,445	12.9%

	Selected Balance Sheet Data
($s in '000's, except per share data)	12/31/2025	12/31/2024
Total assets	$1,047,548	$997,568
Total stockholders' equity	$403,997	$438,340
Total indebtedness, comprised of total debt and finance leases, net of cash	$296,297	$219,620
Net Indebtedness to Capitalization Ratio	42.3%	33.4%
Leverage Ratio(1)	2.89	1.65
Tangible book value per end-of-quarter basic share	$8.69	$10.17

(1)
Leverage Ratio is calculated as total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating (loss) income, depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)
(Dollars in thousands)	Three Months Ended December 31,			Year Ended December 31,
GAAP Presentation	2025	2024	bps Change	2025	2024	bps Change
Total revenue	$295,374	$277,331		$1,164,472	$1,131,476
Total operating expenses	319,553	268,718		1,161,535	1,086,716
Operating (loss) income	$(24,179)	$8,613		$2,937	$44,760
Operating ratio	108.2%	96.9%	1,130	99.7%	96.0%	370

Non-GAAP Presentation	2025	2024	bps Change	2025	2024	bps Change
Total revenue	$295,374	$277,331		$1,164,472	$1,131,476
Fuel surcharge revenue	(24,730)	(26,186)		(105,237)	(117,535)
Freight revenue (total revenue, excluding fuel surcharge)	270,644	251,145		1,059,235	1,013,941

Total operating (loss) income	(24,179)	8,613		2,937	44,760
Adjusted for:
Amortization of intangibles (2)	3,000	2,372		10,770	9,488
Contingent consideration liability adjustment	708	6,958		2,838	16,492
Transaction costs	418	-		567	-
Employee separation costs	-	-		1,375	-
Lease abandonment and customer exit costs	-	-		429	-
Abandonment of long-lived software	-	-		1,884	-
Impairment of goodwill	10,698	-		10,698	-
Large claims settlement	11,585	-		11,585	-
Impairment of revenue equipment and related charges	8,652	-		8,652	-
Adjusted operating income	$10,882	$17,943		$51,735	$70,740
Adjusted operating ratio	96.0%	92.9%	310	95.1%	93.0%	210

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating (loss) income and operating ratio to consolidated non-GAAP adjusted operating income and adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited) Adjusted Net Income and Adjusted EPS(1)
(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP Presentation - Net (loss) income	$(18,257)	$6,720	$7,239	$35,921
Adjusted for:
Amortization of intangibles (2)	3,000	2,372	10,770	9,488
Discontinued operations reversal of loss contingency (3)	-	(200)	(3,773)	(800)
Contingent consideration liability adjustment	708	6,958	2,838	16,492
Transaction costs	418	-	567	-
Employee separation costs	-	-	1,375	-
Lease abandonment and customer exit costs	-	-	429	-
Abandonment of long-lived software	-	-	1,884	-
Impairment of goodwill	10,698	-	10,698	-
Large claims settlement	11,585	-	11,585	-
Impairment of revenue equipment and related charges	8,652	-	8,652	-
Total adjustments before taxes	35,061	9,130	45,025	25,180
Provision for income tax expense at effective rate	(8,772)	(2,163)	(11,012)	(6,124)
Tax effected adjustments	$26,289	$6,967	$34,013	$19,056
Non-GAAP Presentation - Adjusted net income	$8,032	$13,687	$41,252	$54,977

GAAP Presentation - Diluted (loss) earnings per share ("EPS") (4)	$(0.73)	$0.24	$0.27	$1.30
Adjusted for:
Amortization of intangibles (2)	0.11	0.09	0.40	0.34
Discontinued operations reversal of loss contingency(3)	-	(0.01)	(0.14)	(0.03)
Contingent consideration liability adjustment	0.03	0.25	0.11	0.59
Transaction costs	0.02	-	0.02	-
Employee separation costs	-	-	0.05	-
Lease abandonment and customer exit costs	-	-	0.02	-
Abandonment of long-lived software	-	-	0.07	-
Impairment of goodwill	0.41	-	0.40	-
Large claims settlement	0.44	-	0.43	-
Impairment of revenue equipment and related charges	0.33	-	0.32	-
Total adjustments before taxes	1.34	0.33	1.67	0.90
Provision for income tax expense at effective rate	(0.33)	(0.08)	(0.41)	(0.22)
Tax effected adjustments	$1.01	$0.25	$1.26	$0.68
Tax effected impact of dilutive shares	0.03	-	-	-
Non-GAAP Presentation - Adjusted EPS	$0.31	$0.49	$1.53	$1.98

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net (loss) income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted (loss) earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

(4)	Total may not sum due to rounding.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended December 31,
GAAP Presentation	2025					2024
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$86,669	$102,274	$188,943	$80,186	$25,661	$98,666	$91,752	$190,418	$62,271	$24,642
Total segment operating expenses (2)	83,678	94,560	178,238	78,983	24,221	86,699	84,598	171,297	56,850	21,776
Segment operating income (2)	$2,991	$7,714	$10,705	$1,203	$1,440	$11,967	$7,154	$19,121	$5,421	$2,866
Segment operating ratio (2)	96.5%	92.5%	94.3%	98.5%	94.4%	87.9%	92.2%	90.0%	91.3%	88.4%

Non-GAAP Presentation
Total revenue	$86,669	$102,274	$188,943	$80,186	$25,661	$98,666	$91,752	$190,418	$62,271	$24,642
Fuel surcharge revenue	(13,113)	(11,475)	(24,588)	-	(142)	(14,850)	(11,089)	(25,939)	-	(247)
Freight revenue (total revenue, excluding fuel surcharge)	73,556	90,799	164,355	80,186	25,519	83,816	80,663	164,479	62,271	24,395

Total segment operating income (2)	$2,991	7,714	$10,705	$1,203	$1,440	$11,967	$7,154	$19,121	$5,421	$2,866
Adjusted for:
Other (3)	(927)	(610)	(1,537)	(196)	(733)	(5,290)	(3,302)	(8,592)	(269)	(606)
Adjusted segment operating income	$2,064	$7,104	$9,168	$1,007	$707	$6,677	$3,852	$10,529	$5,152	$2,260
Adjusted segment operating ratio	97.2%	92.2%	94.4%	98.7%	97.2%	92.0%	95.2%	93.6%	91.7%	90.7%

	Year Ended December 31,
GAAP Presentation	2025					2024
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$373,294	$403,180	$776,474	$286,806	$100,555	$416,461	$364,414	$780,875	$248,939	$101,662
Total segment operating expenses (2)	352,168	383,194	735,362	274,640	92,856	368,521	325,834	694,355	234,034	90,259
Segment operating income (2)	$21,126	$19,986	$41,112	$12,166	$7,699	$47,940	$38,580	$86,520	$14,905	$11,403
Segment operating ratio (2)	94.3%	95.0%	94.7%	95.8%	92.3%	88.5%	89.4%	88.9%	94.0%	88.8%

Non-GAAP Presentation
Total revenue	$373,294	$403,180	$776,474	$286,806	$100,555	$416,461	$364,414	$780,875	$248,939	$101,662
Fuel surcharge revenue	(56,076)	(48,554)	(104,630)	-	(607)	(69,764)	(46,627)	(116,391)	-	(1,144)
Freight revenue (total revenue, excluding fuel surcharge)	317,218	354,626	671,844	286,806	99,948	346,697	317,787	664,484	248,939	100,518

Total segment operating income (2)	$21,126	$19,986	$41,112	$12,166	$7,699	$47,940	$38,580	$86,520	$14,905	$11,403
Adjusted for:
Other (3)	(5,801)	(3,918)	(9,719)	(890)	(2,470)	(23,645)	(15,061)	(38,706)	(909)	(2,469)
Transaction costs	-	149	149	-	-	-	-	-	-	-
Employee separation costs	680	622	1,302	73	-	-	-	-	-	-
Lease abandonment and customer exit costs	49	166	215	214	-	-	-	-	-	-
Abandonment of long-lived software	880	1,004	1,884	-	-	-	-	-	-	-
Adjusted segment operating income	$16,934	$18,009	$34,943	$11,563	$5,229	$24,295	$23,519	$47,814	$13,996	$8,934
Adjusted segment operating ratio	94.7%	94.9%	94.8%	96.0%	94.8%	93.0%	92.6%	92.8%	94.4%	91.1%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP segment operating income and segment operating ratio to consolidated non-GAAP adjusted segment operating income and adjusted segment operating ratio.

(2)
Segment operating expenses, segment operating income, and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, impairment of goodwill, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(3)	Represents indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments.

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